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                                                                     EXHIBIT 2.2

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                          AGREEMENT AND PLAN OF MERGER


                                 by and between


                             EVENTURES GROUP, INC.,


                         INTERNET GLOBAL SERVICES, INC.,


                                       AND


                           IGS ACQUISITION CORPORATION




                           Dated as of March 10, 2000


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                          AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 10, 2000, by and between eVentures Group, Inc. ("eVentures"), IGS Acquisition Corporation, a Texas corporation and a wholly owned subsidiary of eVentures ("Parent"), and Internet Global Services, Inc., a Texas corporation (the "Company").

         WHEREAS, eVentures owns all of the issued and outstanding capital stock of Parent; and

         WHEREAS, on the date hereof, Parent has consummated the purchase of 6,503,672 shares of common stock, par value $0.0005 per share (the "Company Common Stock") of the Company, representing approximately 95.00% of the issued and outstanding Company Common Stock, pursuant to that certain Share Exchange Agreement, dated as of February 22, 2000, among eVentures, Parent and certain stockholders of the Company (the "Share Exchange Agreement"); and

         WHEREAS, the respective Boards of Directors of Parent and the Company deem it advisable and in the best interests of their respective stockholders that each of Parent and the Company combine their businesses by the merger of the Company with and into Parent pursuant to Section 5.16 of the Texas Business Corporation Act (the "Act") upon the terms and subject to the conditions set forth herein (the "Merger"); and

         WHEREAS, pursuant to Section 5.13 of the Share Exchange Agreement, as promptly as reasonably possible following the closing under the Share Exchange Agreement, eVentures and Parent are required to effect the Merger;

         WHEREAS, for federal income tax purposes, it is intended that the two-step transaction, the first step of which shall be the exchange of shares pursuant to the Share Exchange Agreement and the second step of which shall be the Merger shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time the Company shall be merged with and into Parent, with Parent being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of the Company shall thereupon cease. The Merger shall have the effects set forth in Article 5.06 of the Act.


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         Section 1.2 Effective Time of the Merger. The Articles of Merger with respect to the Merger shall be filed with the Texas Secretary of State as promptly as reasonably possible following the Closing (as defined in the Share Exchange Agreement) and the Merger shall become effective upon the issuance by the Texas Secretary of State of the certificate of merger (the "Effective Time").

                                   ARTICLE II

                      PARENT AND THE SURVIVING CORPORATION

         Section 2.1 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Parent shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with such Articles and applicable law.

         Section 2.2 Bylaws of the Surviving Corporation. The Bylaws of Parent as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         Section 2.3 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Parent immediately prior to the Effective Time shall be directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of Parent immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

                                   ARTICLE III

                              CONVERSION OF SHARES

         Section 3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

         (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent) shall be converted at the Effective Time into the right to receive (i) immediately following the Merger, the number of shares of common stock, par value $0.00002 per share ("eVentures Common Stock"), of eVentures equal to the number of shares of eVentures Common Stock that the holder of such share of Company Common Stock would have received pursuant to Section 2.5(a) of the Share Exchange Agreement, plus (ii) at the time of the issuance of the Stockholder Adjustment Shares pursuant to Section 2.6 of the Share Exchange Agreement, the number of shares of



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eVentures Common Stock equal to the number of shares of eVentures Common Stock that the holder of such share of Company Common Stock would have received pursuant to Section 2.6(c) of the Share Exchange Agreement, plus (iii) at the time of the termination of the Escrow Agreement, dated as of March 10, 2000, among eVentures, Parent, Bank One, Texas, N.A., as Escrow Agent and David Link, as Stockholder Representative (the "Escrow Agreement"), the number of shares of eVentures Common Stock that the holder of such share of Company Common Stock would have received with respect to such share of Company Common Stock pursuant to Section 18 of the Escrow Agreement, in each case calculated as if such holder had been a Stockholder exchanging such share of Company Common Stock pursuant to the Share Exchange Agreement, except that the number of "Shares" used in determining the "Stockholder Adjustment Shares" shall be the number of shares of Company Common Stock held by Persons other than Parent (the "Merger Consideration");

         (b) Each share of Company Common Stock held by Parent or held in the treasury of the Company shall be canceled and retired and cease to exist, and no shares of eVentures Common Stock shall be issued in exchange therefor; and

         (c) Each share of common stock, par value $0.001 per share, of Parent shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

         (d) Following the Effective Time, each certificate previously representing shares of Company Common Stock shall represent the shares of eVentures Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of eVentures Common Stock (plus cash in lieu of the fractional shares, if any, pursuant to Section 3.5) issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof.

         (e) Pursuant to the consents received by Parent and the Company in connection with the closing under the Share Exchange Agreement, following the Effective Time, each outstanding option to purchase shares of Company Common Stock (the "Company Options"), shall be converted into an option (the "eVentures Options") issued under eVentures' 1999 Omnibus Securities Plan to purchase the number of shares of eVentures Common Stock equal to the number of shares the holder of such option would have received pursuant to Section 2.2 of the Share Exchange Agreement if such holder had been a Stockholder exchanging the shares of Company Common Stock underlying such option pursuant to the Share Exchange Agreement (rounded down to the nearest whole number). The eVentures Options shall have an exercise price of $12.00 per share of eVentures Common Stock and shall vest in accordance with the following schedule: 1/3 of such options will vest on September 30, 2000; 1/3 of such options will vest on the first anniversary of the Closing Date; and 1/3 of such options will vest on the second anniversary of the Closing Date.


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         (f) Each warrant to purchase shares of Company Common Stock outstanding at the Effective Time (the "Company Warrants"), shall be converted into warrants to purchase eVentures Common Stock in accordance with the terms of such warrants.

         Section 3.2 Exchange of Certificates. (a) No later than the Effective Time, eVentures shall make available, and each holder of shares of Company Common Stock (the "Company Stockholders") will be entitled to receive, upon surrender to the Company or its transfer agent of one or more certificates representing shares of Company Common Stock for cancellation, certificates representing the number of shares of eVentures Common Stock into which such shares of Company Common Stock are converted in the Merger. The shares of eVentures Common Stock into which such shares of Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

         (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail to each holder of record, other than Parent, of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of eVentures Common Stock. Upon surrender of a Certificate for cancellation to the Surviving Corporation together with such letter of transmittal, duly executed, each Company Stockholder shall be entitled to receive in exchange therefor a certificate or certificates representing that number of whole shares of eVentures Common Stock that such Company Stockholder has the right to receive in respect of the shares of Company Common Stock represented by the Certificates surrendered pursuant to the provisions of this
Section 3.2(b) (plus cash in lieu of the fractional shares, if any, pursuant to Section 3.4).

         (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and execution and delivery of a customary indemnity by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate a certificate representing the number of shares of eVentures Common Stock which such person has the right to receive in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed certificate (plus cash in lieu of fractional shares, if any, pursuant to Section 3.4).

         (d) At and after the Effective Time, the holders of Certificates shall cease to have any rights as stockholders of the Company, except for the right to surrender such Certificates in exchange for shares of eVentures Common Stock as provided hereunder.

         Section 3.3 Transfer Taxes. If any certificates for any shares of eVentures Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Surviving Corporation any transfer or other taxes required by reason of the issuance of certificates for such shares of eVentures Common Stock in a name other than that


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of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Notwithstanding the foregoing, no party hereto shall be liable to any Company Stockholder for any shares of eVentures Common Stock or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

         Section 3.4 No Fractional Securities. No certificates or scrip representing fractional shares of eVentures Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article III and no dividend, stock split or other change in the capital structure of eVentures shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each Company Stockholder who would otherwise have been entitled to a fraction of a share of eVentures Common Stock upon surrender of Certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the Market Price. For purposes of this Agreement, "Market Price" shall mean the average of the closing bid and ask prices for shares of Parent Common Stock on the OTC Bulletin Board(R) (or, if the principal market for eVentures Common Stock is another market, then the average of the closing bid and ask prices for shares of eVentures Common Stock on such other market) for the 30-day period ending five days prior to the Closing Date; provided, however, if such average is less than $6.00, the Market Price shall be $6.00 and if such average is greater than $40.00, the Market Price shall be $40.00.

         Section 3.5 Dissenting Stockholders. The Parent covenants and agrees that it will cause the Surviving Corporation to comply with the provisions of
Section 5.16 E. of the Act with respect to dissenting stockholders.

         Section 3.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or options shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with
Section 3.1, subject to applicable law in the case of shares held by dissenting stockholders. From and after the Effective Time, no shares of Company Common Stock shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto except as provided herein or by law.

                                   ARTICLE IV

                               GENERAL PROVISIONS

         Section 4.1 Notices. All notices, objections and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered (return receipt requested) or mailed by certified mail (return receipt requested) or by Federal Express or another nationally recognized courier service or by facsimile transmission upon electronic confirmation of receipt thereof during normal business hours at the following addresses (or at such other address for a party as shall be specified by like notice):


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               If to the Company, to:

                      Internet Global Services, Inc.
                      12200 Stemmons, Suite 315
                      Dallas, Texas  75234
                      Attention:  David N. Link
                      Telephone:  (972) 247-3883
                      Facsimile Number:  (972) 247-3870

               with a copy to:

                      Gardere & Wynne, L.L.P.
                      1601 Elm Street, Suite 3000
                      Dallas, Texas   75201
                      Attention:  C. Robert Butterfield
                      Telephone:  (214) 999-4534
                      Facsimile Number:  (214) 999-3534

               If to Parent or eVentures, to:

                      eVentures Group, Inc.
                      One Evertrust Plaza, 8th Floor
                      Jersey City, New Jersey  07302
                      Attention:  Vice President and Chief Executive Officer
                      Telephone:  (201) 200-5515
                      Facsimile Number:  (201) 200-5532

               with a copy to:

                      eVentures Group, Inc.
                      c/o HW Partners, L.P.
                      4000 Thanksgiving Tower
                      1601 Elm Street
                      Dallas, Texas  75201
                      Attention:  Stuart Chasanoff,
                      Vice President and General Counsel
                      Telephone:  (214) 720-1608
                      Facsimile Number:  (214) 720-1667


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               and to:

                      White & Case LLP
                      200 S. Biscayne Blvd. Suite 4900
                      Miami, FL 33131
                      Attention:  Thomas E Lauria
                      Telephone:  (305) 371-2700
                      Facsimile Number:  (305) 358-5744

         Section 4.2 Descriptive Headings. The headings contained in this Agreement are for reference purposes only the and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 4.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise.

         Section 4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         Section 4.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 4.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         Section 4.7 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.


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         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized as of the date first above written.



                                        INTERNET GLOBAL SERVICES, INC.


                                        By /s/ PATRICK G. MACKEY
                                           ----------------------------------
                                           Name: Patrick G. Mackey
                                           Title: VP/CFO


                                        IGS ACQUISITION CORPORATION


                                        By /s/ STUART J. CHASANOFF
                                           ----------------------------------
                                           Name: Stuart J. Chasanoff
                                           Title: Vice President


                                        EVENTURES GROUP, INC.


                                        By /s/ STUART J. CHASANOFF
                                           ----------------------------------
                                           Name:  Stuart J. Chasanoff
                                           Title: Vice President - Business
                                                  Development, Secretary and
                                                  General Counsel


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